Exhibit 99.1

January 22, 2014

Trade Street Residential Acquires Two Luxury Apartment Communities for $81 Million

— Expands Portfolio in North Carolina and Tennessee —

AVENTURA, Fla., Jan. 22, 2014 (GLOBE NEWSWIRE) — Trade Street Residential, Inc. (Nasdaq:TSRE) (the “Company”), a fully integrated owner and operator of high-quality apartment communities located primarily in the southeastern United States, announced today that it has completed the previously announced acquisitions of two communities, containing 618 units for $81.0 million, in its core Southeast markets.

On January 21, 2014, the Company acquired The Estates at Wake Forest, a 288-unit apartment community located in Wake Forest, North Carolina, for approximately $37.2 million. On the same day, the Company also acquired Miller Creek at Germantown, a 330-unit apartment community located in Memphis, Tennessee for approximately $43.8 million.

“We are pleased to expand our platform with the acquisition of these two high quality, luxury communities,” said Michael Baumann, Chief Executive Officer and Chairman of Trade Street Residential. “These newly constructed apartment communities further reduce the average age of our portfolio and expand our presence in North Carolina and Tennessee, two states with rapidly expanding populations and employment. As we progress throughout 2014, we will continue to look for opportunities to grow our portfolio selectively, acquiring high-quality, well-located communities across the Sunbelt, while continuing to improve operating metrics and increase margins across our portfolio.”

The Estates at Wake Forest features luxury one, two, and three-bedroom pet-friendly apartments with high-end amenities including stainless steel appliances, granite countertops and private patios/balconies. The property amenities include a fitness center, club house, pool with entertainment area and detached garages. Wake Forest provides a small town feel with convenient access to Raleigh, Durham and Chapel Hill. Construction of the property was recently completed in September 2013. The Company has obtained a mortgage of $18.6 million for 7 years with interest only payments for the full term of the loan at a fixed rate of 3.9%.

Miller Creek at Germantown features a variety of floor plans with attractive amenities including private balconies, 9-foot ceilings, stainless steel appliances, granite countertops, and wood-style flooring. The property amenities include secured gated access, a resort style swimming pool, fitness center, and community garden. The property is in close proximity to numerous upscale retail locations. Construction of the property was completed in March 2013. The Company has obtained a mortgage of $26.3 million for 10 years at a fixed rate of 4.6% with three years of interest only payments followed by principal and interest payments based on a 30-year amortization schedule thereafter.

These acquisitions were funded in part with proceeds from the Company’s recently completed common stock rights offering and separate private placement transaction, in which the Company raised gross proceeds of $150.0 million.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a full service, vertically integrated, self-administered and self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

CONTACT:	Investor Relations:
Stephen Swett
786-248-6099
ir@trade-street.com
Media Contact:
Jason Chudoba, ICR for Trade Street
646-277-1249
Jason.Chudoba@icrinc.com